As filed with the Securities and Exchange Commission on February 4, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Century Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	56-2451736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

Employee Equalization Nonqualified Stock Option Granted to Edward F. Gotschall

Director Nonqualified Stock Option Granted to Fredric J. Forster

(Full title of the plans)

Brad A. Morrice

President and Chief Operating Officer

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, Issued Pursuant to the Forster Option Agreement (as identified below)	15,000(1) shares	$6.6667(3)	$100,000(3)	$11.77(3)
Common Stock, par value $0.01 per share, Issuable Pursuant to the Gotschall Option Agreement (as identified below)	60,000(1) shares	$2.3333(3)	$140,000(3)	$16.48(3)
Totals	75,000(1)(2) shares	$3.2000(3)	$240,000(3)	$28.25(3)

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of New Century Financial Corporation, a Maryland corporation (the “Company” or the “Registrant”), stated above, options to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares and options that may be offered or issued pursuant to the Nonqualified Stock Option Agreement by and between New Century TRS Holdings, Inc., a Delaware corporation (the “Predecessor Entity”), and Fredric J. Forster dated as of September 30, 1998 (the “Forster Option Agreement”) and the Equalization Stock Option Agreement by and between the Predecessor Entity and Edward F. Gotschall dated as of April 7, 1997 (the “Gotschall Option Agreement” and, together with the Forster Option Agreement, the “Option Agreements”), as a result of one or more adjustments under the Option Agreements to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	In addition, this Registration Statement covers the resale, as described in the Reoffer Prospectus included in and filed with this Form S-8, of the shares of Common Stock being registered with respect to the Forster Option Agreement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the weighted-average exercise prices of the corresponding options.

The Exhibit Index for this Registration Statement is at page II-7.

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

15,000 Shares

NEW CENTURY FINANCIAL CORPORATION

Common Stock

(par value $0.01 per share)

NEW CENTURY FINANCIAL CORPORATION

DIRECTOR NONQUALIFIED STOCK OPTION

GRANTED TO FREDRIC J. FORSTER

This Prospectus relates to a maximum of 15,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of New Century Financial Corporation (formerly known as New Century REIT, Inc.), a Maryland corporation (the “Company”), that may be offered and sold from time to time by Fredric J. Forster (the “Selling Stockholder”), who acquired the Shares pursuant to a Director Nonqualified Stock Option (the “Option”) granted by New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation), a Delaware corporation (the “Predecessor Entity”). As explained herein, each outstanding share of the Predecessor Entity’s common stock has been converted into one share of the Company’s Common Stock pursuant to the reorganization of the Predecessor Entity (see “Prospectus Summary – The Merger and Related Transactions”). The Predecessor Entity is a wholly-owned subsidiary of the Company.

On February 4, 2005, the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register the Shares. The Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “NEW.” On February 3, 2005, the closing price of the Common Stock as reported on the NYSE was $54.25 per share.

The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Shares may be offered from time to time by the Selling Stockholder (and his donees and pledgees) through ordinary brokerage transactions, in sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), in negotiated transactions or in other transactions, at such prices as the Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or may be a negotiated price. See “Plan of Distribution” below. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or his donee or pledgee).

The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholder may be deemed to be underwriting commissions.

See “Risk Factors” beginning at page 7 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED

OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED

IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 4, 2005

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of the Company or the Predecessor Entity, as applicable, filed with the Commission are incorporated herein by reference:

(a)	The Company’s Prospectus dated September 30, 2004, filed with the Commission pursuant to Securities Act Rule 424(b), which includes audited financial statements of the Predecessor Entity as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and the consolidated balance sheet for the Company as of August 31, 2004;

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on October 14, 2004, which includes the supplemental consolidated financial statements of the Company and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Commission on November 9, 2004;

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 3, 2005, January 13, 2005, January 7, 2005, January 5, 2005, December 29, 2004, December 23, 2004, December 22, 2004, December 7, 2004, December 2, 2004, November 17, 2004, November 4, 2004, November 2, 2004, October 26, 2004, October 8, 2004, October 6, 2004, October 5, 2004 and October 1, 2004;

(e)	The Predecessor Entity’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with Commission on March 15, 2004, as amended by Form 10-K/A filed with the Commission on April 13, 2004;

(f)	The Predecessor Entity’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 20, 2004, June 30, 2004 and March 31, 2004, filed with the Commission on November 9, 2004, August 9, 2004 and May 10, 2004, respectively;

(g)	The Predecessor Entity’s Current Reports on Form 8-K, filed with the Commission on December 23, 2004, November 4, 2004, October 26, 2004, October 6, 2004, October 5, 2004, October 1, 2004, September 27, 2004, September 15, 2004, September 10, 2004, September 1, 2004, August 17, 2004, August 2, 2004, July 20, 2004, July 13, 2004, July 2, 2004, June 28, 2004, June 17, 2004, June 1, 2004 (as amended July 7, 2004), May 20, 2004, April 7, 2004 and January 14, 2004; and

(h)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to the Exchange Act on September 30, 2004 (which incorporates such description from the Company’s Registration Statement on Form S-4, initially filed with the Commission on April 22, 2004, and as subsequently amended, including any form of the prospectus contained therein filed by the Company pursuant to Rule 424 under the Securities Act, which description is also incorporated herein by reference), and any amendment or report filed for the purpose of updating such description.

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All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

As used herein, the terms “Prospectus” and “herein” mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to New Century Financial Corporation, 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612.

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PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in the Shares. You should also read the entire prospectus, including “Risk Factors” and the other information referred to in this Prospectus, before deciding to invest in the Shares. As used in this Prospectus, except where the context otherwise requires or as otherwise indicated, the “Company” refers to New Century Financial Corporation and its subsidiaries, including the Predecessor Entity.

Overview

The Company is a real estate investment trust, or REIT, and one of the nation’s largest subprime mortgage finance companies. The Company originates, purchases, retains, sells and services primarily first mortgage products to borrowers nationwide. The Company focuses on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the customary credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. The Company originates and purchases these loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio, or LTV). The Company has been originating and purchasing subprime loans since 1996 and believes it has developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows it to effectively manage the potentially higher credit risks associated with this segment of the mortgage industry.

From 1997 to 2002, the Company sold its loans through both whole loan sales and securitizations structured as sales, whereby the Company continued to manage the portfolio of mortgage loans because it retains a residual interest in the loans. In January 2003, the Company began to structure its securitization transactions as financings and, as a result, it has begun to retain a portion of its loan production on its balance sheet to build a loan portfolio to generate interest income. As the Company continues to accumulate mortgage assets in its portfolio, the Company expects that the proportion of its earnings generated by its portfolio will increase relative to earnings generated by the Company’s mortgage banking operations. The Company believes that as a REIT, this strategy provides it with a more diversified earnings stream in a tax-efficient manner while allowing it to continue to operate a growing mortgage origination franchise. In addition, the Company intends to continue to retain servicing rights on a substantial percentage of the loans it sells in future periods. In the second quarter of 2004, the Company received a rating of RPS3, or average, from Fitch Ratings, Inc., or Fitch, and an average rating from Standard & Poor’s, or S&P, for its servicing platform which the Company believes will allow it to expand its servicing portfolio of loans serviced for third parties more rapidly. During the fourth quarter of 2004, approximately 70% of the Company’s pretax earnings were generated by its taxable REIT subsidiaries and were subject to taxation at regular corporate rates. The Company expects that this percentage will decrease over time as it continues to build its portfolio of mortgage loans held for investment. The Company expects that its taxable REIT subsidiaries will be able to retain some or all of the after-tax earnings they generate to provide for the Company’s future growth and may, from time to time, distribute a portion of these earnings to the Company and, subsequently, to its stockholders, depending on, among other factors, then-current market conditions and its reinvestment opportunities.

According to “Inside B&C Lending,” an industry trade publication, the Company was the second largest originator of subprime loans in 2003 and for the nine months ended September 30, 2004. In 2003, the Company originated over $27 billion of mortgage loans, $8.3 billion of which were originated in the fourth quarter of 2003. The Company experienced a compounded annual growth rate in its origination volume of 87.6% from 2000 to 2003, and had a market share of 8.3% for the year ended December 31, 2003 compared to 3.0% for the year ended December 31, 2000. In the first nine months of 2004, the Company originated $30.7 billion of mortgage loans. Approximately 54% of the Company’s mortgage production for the first nine months of 2004 consisted of cash-out refinancings, where the borrowers refinanced their existing mortgages and received cash representing a portion of the equity in their homes. For the same period, approximately 35% of the Company’s mortgage production consisted of home purchase finance loans. The remainder of its mortgage production consisted of rate and term refinance transactions in which borrowers refinanced their existing mortgages to obtain a better interest rate or loan maturity.

The Company seeks to manage the risks associated with the subprime segment of the mortgage industry in a number of ways, including: (i) periodic updating of its underwriting criteria and processes using the latest technology available and loan performance feedback; (ii) a comprehensive quality assurance program; and (iii) a team of financial analysts who take into account the Company’s database of loan performance data and the current economic and interest rate environments to seek to predict the future performance of like pools of loans.

As of September 30, 2004 and December 31, 2003, the percentage of the Company’s outstanding mortgage loans that were 60 days or more past due and that it previously securitized in either on-balance sheet or off-balance sheet transactions were 2.99% and 6.18%, respectively. As the loans to which these delinquency rates relate continue to age, the Company expects that the delinquency rate will approach its historical average range of approximately 10% to 20%. Ultimately, the Company expects that approximately 7% to 10% of its loans will result in losses with a severity of approximately 30% to 40%. Loss severity represents the percentage shortfall of the expected collections on a mortgage loan versus the amount the Company actually recovered. As a result, the Company expects the cumulative pool loss rate on the loans is has securitized in off-balance sheet securitizations to range from approximately 3% to 5% and, for on-balance sheet securitizations, approximately 2.75% to 3.50%. Cumulative pool loss rates are defined as the total losses over the life of a securitization pool divided by the aggregate original principal balance of the mortgage loans in the pool.

The Company had approximately 4,900 employees as of September 30, 2004. The Company’s principal executive offices are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612, its telephone number at that location is (949) 440-7030 and its website is www.ncen.com. Information contained on the Company’s website does not constitute a part of this Prospectus.

Business Strategy

The Company’s business objective is to pursue growth while also seeking to provide more stable, predictable earnings even when the origination environment becomes less favorable. The Company intends to execute this strategy by:

•	growing its portfolio of mortgage-related assets by retaining self-originated loans through on-balance sheet securitizations, which it believes will increase net interest income and reduce its reliance on its origination franchise to grow earnings;

•	strengthening its balance sheet by increasing its liquidity and capital position with the net proceeds from future offerings of debt and equity and by increasing available capacity under its lines of credit, which the Company believes will better protect its franchise and enable it to respond to disruptions in the market or other adverse conditions and allow it to meet the REIT distribution and other qualification requirements;

•	strengthening its production franchise by expanding its total loan production and increasing market share and volume on the east coast and in other metropolitan areas outside of California;

•	actively managing the interest rate and credit risks relating to its portfolio of mortgage-related assets in an effort to generate an attractive risk-adjusted return on its stockholders’ equity;

•	expanding its servicing platform by taking advantage of its technical capabilities, capitalization and economies of scale; and

•	diversifying its revenues by evaluating and executing strategic acquisitions and new business opportunities.

Competitive Advantages

The Company believes that the following competitive strengths distinguish its business model from those of other residential mortgage lenders and REITs and will enable it to implement its business strategy:

•	The Company is the nation’s second largest subprime mortgage finance company when measured by loan production volume for the nine months ended September 30, 2004, with a wholesale network of approximately 34,000 approved independent mortgage brokers and a retail network of 74 branch offices in 29 states.

•	The Company’s structure and business strategy provide it with the flexibility to both securitize a portion of its loan originations for its portfolio and sell the balance for cash, which it believes allows it to provide a broader product offering, better manage its cash flows and respond to changing conditions in the secondary market environment.

•	The Company has developed long-standing relationships with a variety of institutional loan buyers, including Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Morgan Stanley and UBS Real Estate Securities. These loan buyers regularly bid on and purchase large loan pools from the Company and the Company frequently enters into committed forward loan sale agreements with them. The Company also has lending relationships with a variety of institutional lenders, including Bank of America, Barclays Bank, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets, Credit Suisse First Boston, Morgan Stanley and UBS Real Estate Securities.

•	Unlike mortgage REITs without origination capabilities, the Company believes its ability to originate loans through one or more of its qualified REIT subsidiaries and purchase loans originated by one or more of its taxable REIT subsidiaries will allow it to accumulate mortgage loans at a lower cost and with greater reliability than would be available through secondary market purchases.

•	The Company has created a proprietary automated credit grading and pricing methodology that it believes, based upon its historical loan performance, gives it the ability to more effectively evaluate credit risk and more efficiently price its products. The Company believes this enables it to generate attractive risk-adjusted returns.

•	The Company believes its origination process is easier for its borrowers and brokers to use than the origination processes of most of its competitors because of its ability to provide prompt responses and consistent and clear procedures, with an emphasis on ease of use through technology, including its FastQual® system, a Web-based underwriting engine.

•	The members of the Company’s senior management team have, on average, over 20 years of experience in the mortgage finance sector, with substantial experience addressing the challenges posed by a variety of interest rate environments, including growing an origination franchise, managing credit risk and developing strong capital market relationships.

The Company’s REIT Status

The Company is a Maryland corporation formed by the Predecessor Entity on April 12, 2004 to succeed to and continue the business of the Predecessor Entity. The Company expects to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2004.

The Merger and Related Transactions

On September 15, 2004, the stockholders of the Predecessor Entity approved the restructuring of its business to allow it to operate as a REIT. The restructuring included the earlier formation of the Company, a wholly-owned subsidiary of the Predecessor Entity, and NC Merger Sub, Inc., a wholly-owned subsidiary of the Company (“NC Merger Sub”). The Company, NC Merger Sub and the Predecessor Entity entered into a merger agreement in connection with the REIT conversion. Pursuant to the merger agreement, on October 1, 2004, NC Merger Sub merged with and into the Predecessor Entity, and each outstanding share of the Predecessor Entity’s common stock was converted into one share of the Company’s Common Stock. The Company was renamed “New Century Financial Corporation,” became the publicly-traded parent company of the Predecessor Entity and succeeded to and continues to operate, directly or indirectly, substantially all of the prior business of the Predecessor Entity. As a consequence of the merger:

•	each share of the Predecessor Entity’s common stock pursuant to the Option was converted into one share of Common Stock of the Company; and

•	each option to purchase one share of Predecessor Entity common stock was converted to an option to purchase one share of Common Stock of the Company.

The Company structured the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes. If the merger so qualifies, no gain or loss will be recognized by the Company, the Predecessor Entity or NC Merger Sub as a result of the merger.

Summary Risk Factors

An investment in the Company’s Common Stock involves a high degree of risk. The “Risk Factors” section of this Prospectus which begins on page 7 contains a detailed discussion of its most important risks, including, but not limited to, the risks summarized below.

•	the Company has limited operating history as a REIT, and it cannot assure you that its management’s past experience will be sufficient to manage its business as a REIT;

•	the loans the Company originates and holds are subprime, rather than prime, and generally have higher delinquency and default rates than prime loans, which could result in higher loan losses;

•	the geographic concentration of the Company’s mortgage loan originations increases its exposure to risks in those areas, especially California, where approximately 41.3% of the aggregate principal amount of the Company’s mortgage loans were secured by property located in that state;

•	adverse economic conditions or declining real estate values could harm the Company’s operations;

•	the Company’s interest only loans may have a higher risk of default that its fully-amortizing loans;

•	interest rate fluctuations resulting in the Company’s interest expense exceeding its interest income would result in operating losses for the Company and may limit or eliminate its ability to make distributions to you; and

•	the Company may not be successful in qualifying as a REIT or maintaining its qualification as a REIT for U.S. federal income tax purposes, in which case it would be subject to U.S. federal income tax on its taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to you.

Distribution Policy

The Company expects to make regular quarterly distributions to its stockholders. The Company’s board of directors declared a cash distribution of $1.50 per share of the Company’s common stock for the fourth quarter of 2004, which was paid on January 31, 2005 to stockholders of record at the close of business on January 15, 2005. The Company’s board of directors declared a cash distribution of $1.55 per share of the Company’s common stock for the first quarter of 2005, which will be paid on April 29, 2005 to stockholders of record at the close of business on April 15, 2005. The actual timing and amount of such distributions, however, will be as determined and declared by the Company’s board of directors and will depend on the Company’s financial condition, earnings, and other factors, many of which are beyond its control. In order to maintain its qualifications as a REIT under the Internal Revenue Code, the

Company is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). After-tax earnings generated by the Company’s taxable REIT subsidiaries (including the Predecessor Entity) and not distributed to the Company are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that the Company does not distribute 100% of its REIT taxable income, it will be taxed on the undistributed amounts. In addition, the Company cannot assure you that it will have access to funds to meet the distribution and other REIT qualification requirements. The Company anticipates paying quarterly distributions during January, April, July and October of each year for the preceding quarter. The Company anticipates that distributions generally will be paid from cash available for distribution (generally equal to cash from operations and investing activities less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, the Company intends to borrow funds from one of its subsidiaries or a third party in order to make distributions consistent with this policy. The Company cannot assure you as to the amount, if any, of future distributions.

Restrictions on Ownership of the Company’s Common Stock

In order to assist the Company in maintaining its qualification as a REIT under the Internal Revenue Code, its charter contains restrictions on the number of shares of its capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of the Company’s capital stock. These ownership limits could delay, deter or prevent a transaction or a change in control that might involve a premium price for the Company’s common stock or otherwise be in your best interest. The Company’s board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize the Company’s status as a REIT.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Any of these risks could harm the results of operations, financial condition and business prospects of the Company. This Prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus. The trading price of the Company’s common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Company’s Business

The Company is dependent on external sources of financing, and if it is unable to maintain adequate financing sources, its earnings and its financial position will suffer and it will jeopardize its ability to continue operations.

To qualify as a REIT under the Internal Revenue Code, the Company generally is required each year to distribute to its stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). After-tax earnings generated by the Company’s taxable REIT subsidiaries and not distributed to the Company are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. A substantial amount of the Company’s business is conducted through its taxable REIT subsidiaries. The Company cannot assure you that it will have access to funds to meet the distribution and other REIT qualification requirements. The Company may be required to borrow funds from one of its corporate subsidiaries or a third party on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in the Company’s best interests to do so. If the Company does not have access to the necessary funds, it may have to raise capital at inopportune times or borrow funds on unfavorable terms.

In addition, the Company requires substantial cash to support its operating activities and growth plans in its taxable REIT subsidiaries. As part of the Company’s growth plan, the Company intends to obtain financing by accessing the capital markets. The Company’s primary sources of cash for its loan origination activities are its warehouse and aggregation credit facilities, its asset-backed commercial paper facility and the proceeds from the sales and securitizations of its loans. From time to time, the Company finances its residual interests in securitization transactions through the sale of net interest margin securities, or NIMS; however, it has not recently relied on NIMS financing as much as it has in prior years. As of September 30, 2004, the Company had nine short-term warehouse and aggregation credit facilities and its asset-backed commercial paper facility providing it with approximately $8.7 billion of committed and $1.9 billion of uncommitted borrowing capacity to fund loan originations and purchases pending the pooling and sale of such loans. If the Company cannot maintain or replace these facilities on comparable terms and conditions, it may incur substantially higher interest expense that would reduce its profitability.

During volatile times in the capital and secondary markets, access to warehouse, aggregation and residual financing as well as access to the securitization and secondary markets for the sale of the Company’s loans has been severely constricted. Subject to the limitations imposed by REIT tax rules, the Company’s taxable REIT subsidiaries are permitted to retain the after-tax income they generate. The Company may, at some point in the future, borrow funds from one or more of its corporate subsidiaries upon terms that are similar to those that would be required by a third-party lender, or actually obtain a third-party loan for some portion of the required financing amount and then replicate the third-party loan terms in the intercompany borrowing. However, if the Company is unable to maintain adequate financing or other sources of capital are not available, it would be forced to suspend or curtail its operations, which would harm its results of operations, financial condition and business prospects. Similarly, the Company may be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring its indebtedness or selling additional debt or equity securities.

The Company’s management has limited experience operating a REIT and it cannot assure you that its management’s past experience will be sufficient to successfully manage its business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. The Company has only recently begun to operate as a REIT and its management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent the Company from qualifying as a REIT or could force it to pay unexpected taxes and penalties. In such event, the Company’s net income would be reduced and it could incur a loss, which could harm its results of operation, financial condition and business prospects.

If the Company is unable to accumulate sufficient REIT qualifying assets such that the value of its investment in its taxable REIT subsidiaries is not more than 20% of the value of its total assets at the close of each calendar quarter, the Company will not qualify as a REIT.

To qualify as a REIT, not more than 20% of the value of the Company’s total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. As of September 30, 2004, substantially all of the Company’s assets were REIT qualifying assets. However, for a variety of reasons, the Company may be unable to accumulate sufficient REIT qualifying assets such that the value of its investment in its taxable REIT subsidiaries is not more than 20% of the value of its total assets at the close of a calendar quarter. For example:

•	the Company may not have enough capital, including borrowings under its credit facilities, to acquire REIT qualifying assets;

•	the value of the Company’s taxable REIT subsidiaries may be greater than its current expectations; or

•	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.

If the Internal Revenue Service determines that the value of the Company’s investment in the Predecessor Entity and other taxable REIT subsidiaries is more than 20% of the value of the Company’s total assets at the close of each calendar quarter, it could lose its REIT status. See also “Tax risks related to the Company’s status as a REIT” below-The Company may not qualify as a REIT if the value of its investment in its taxable REIT subsidiaries exceeds 20% of the value of its total assets at the close of any calendar quarter.”

If the Company does not have enough capital to acquire sufficient REIT qualifying assets, it may need to access the capital markets in order to raise additional capital by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. The Company may have to raise capital at inopportune times or borrow funds on unfavorable terms. Also, the Company could become more highly leveraged as a result, resulting in an increase in debt service that could increase the risk of default on its obligations.

A prolonged economic slowdown or a lengthy or severe recession could harm the Company’s operations, particularly if it results in a decline in the real estate market.

The risks associated with the Company’s business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they reduce the LTV of the home equity collateral. In addition, because the Company makes a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm the Company’s ability to sell loans, the prices it receives for its loans, or the values of its mortgage loans held for investment or its residual interests in securitizations, which could harm its results of operations, financial condition and business prospects.

The Company’s earnings may decrease because of increases or decreases in interest rates.

The Company’s profitability may be directly affected by changes in interest rates. The following are some of the risks the Company faces related to an increase in interest rates:

•	When the Company securitizes loans, the value of the residual interests it retains and the income it receives from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate, or LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income the Company receives from, and the value of, these mortgage loans and residual interests.

•	The Company’s adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash the Company receives over the life of the loans in securitizations structured as financings and its residual interests, and could require it to reduce the carrying value of its residual interests.

•	An interest rate increase may harm the Company’s earnings by reducing the spread between the interest it receives on its mortgage loans and its funding costs.

•	A substantial and sustained increase in interest rates could harm the Company’s loan origination volume because refinancings of existing loans, including cash-out refinancings and interest rate-driven refinancings, would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm the Company’s earnings by reducing origination income, net interest income and gain on sale of loans.

•	During periods of rising interest rates, the value and profitability of the Company’s loans may be harmed between the date of origination or purchase until the date it sells or securitizes the loans.

•	A substantial and sustained increase in interest rates could increase the delinquency and default rates on the adjustable-rate mortgage loans that the Company originates and holds because the borrowers’ monthly payments under such loans may increase beyond the borrowers’ ability to pay. High delinquencies or losses may decrease the Company’s cash flows or impair its ability to sell or securitize loans in the future, which could harm its results of operations, financial condition and business prospects.

The Company is also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require the Company to reduce the carrying value of its residual interests. Moreover, if prepayments are greater than expected, the cash the Company receives over the life of its residual interests would be reduced. Higher-than-expected prepayments could also harm the value of the Company’s servicing portfolio. Therefore, any such changes in interest rates could harm the Company’s results of operations, financial condition and business prospects.

The Company’s reliance on cash-out refinancings as a significant source of its origination volume increases the risk that its earnings will be harmed if the demand for this type of refinancing declines.

During the nine months ended September 30, 2004, approximately 54% of the Company’s loan production volume consisted of cash-out refinancings. The Company’s reliance on cash-out refinancings as a significant source of its origination volume increases the risk that its earnings will be harmed if interest rates rise and the prices of homes decline, which would reduce the demand and production volume for this type of refinancing. A substantial and sustained increase in interest rates could significantly reduce the number of borrowers who would qualify or elect to pursue a cash-out refinancing and result in a decline in that origination source. Similarly, a decrease in home prices would reduce the amount of equity available to be borrowed against in cash-out refinancings and result in a decrease in the Company’s loan production volume from that origination source. Therefore, the Company’s reliance on cash-out refinancings as a significant source of its origination volume could harm its results of operations, financial condition and business prospects.

The loans the Company originates and holds are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, the Company’s cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. The Company bears the risk of delinquency and default on loans beginning when it originates them. In whole loan sales, the Company’s risk of delinquency typically only extends to the first payment, but when it securitizes any of its loans, it continues to be exposed to delinquencies and losses through its residual interests and the loans underlying its on-balance sheet securitization transactions. The Company is required to establish reserves based on its anticipated delinquencies and losses. The Company also re-acquires the risks of delinquency and default for loans that it is obligated to repurchase. The Company attempts to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, the Company cannot assure you that such management policies will be successful and, if such policies and methods are insufficient to control its delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, the Company’s business, financial condition, liquidity and results of operations could be harmed. As of September 30, 2004, the delinquency rate on mortgage loans that were 60 days or more past due and that the Company previously securitized in either on- or off-balance sheet transactions was 2.99%. The expected cumulative loss rate on these loans as of September 30, 2004 is approximately 3.87% on mortgage loans underlying the Company’s residual interests in securitizations and serviced by others, and 2.98% on the Company’s mortgage loans held for investment, which the Company uses to service its own platform. The expected cumulative loss rate is determined as the historical cumulative loss rates of more aged loans plus the expected cumulative loss rates on newer loans, which have experienced immaterial losses through September 30, 2004.

The geographic concentration of the Company’s mortgage loan originations increases its exposure to risks in those areas, especially California.

Over-concentration of the Company’s loan originations in any one geographic area increases its exposure to the economic and natural hazard risks associated with that area. For example, in the nine months ended September 30, 2003, approximately 41.3% of the aggregate principal amount of the Company’s mortgage loans were secured by property located in California. Certain parts of California have experienced an economic downturn in the past and have suffered the effects of certain natural hazards. Declines in the residential real estate markets in which the Company is concentrated may reduce the values of the properties collateralizing its mortgages, increase the risk of delinquency, foreclosure, bankruptcy, or losses and could harm the Company’s results of operations, financial condition and business prospects.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies would cause increased foreclosures and decrease the

Company’s ability to recover losses on properties affected by such disasters and would harm the Company’s results of operations, financial condition and business prospects.

Likewise, the secondary market pricing for pools of loans that are not geographically diverse is typically less favorable than for a diverse pool. The Company’s inability to originate or purchase geographically diverse pools of loans could harm the Company’s results of operations, financial condition and business prospects.

An interruption or reduction in the securitization and whole loan markets would harm the Company’s financial position.

The Company is dependent on the securitization market for the sale of its loans because it securitizes loans directly and many of its whole loan buyers purchase its loans with the intention to securitize them. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of the Company’s previously securitized loans could harm its access to the securitization market. Accordingly, a decline in the securitization market or a change in the market’s demand for the Company’s loans could harm the Company’s results of operations, financial condition and business prospects.

If the Company makes any acquisitions, it will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, the Company may attempt to acquire businesses that it believes are a strategic fit with its business. The Company currently has no agreements to consummate any material acquisitions. If the Company pursues any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of its business, whether or not any such transaction is ever consummated. Moreover, the Company may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm the Company’s results of operations, financial condition and business prospects.

The Company’s earnings from holding mortgage-backed securities or government securities may be harmed by changing interest rates and/or market conditions.

From time to time, the Company may purchase mortgage-backed securities or government securities from third parties in order to comply with the income and asset tests necessary to maintain its REIT status. The value of, and return on, the mortgage-backed securities and government securities the Company holds will be affected by changes in the marketplace for such securities, as well as prepayment speeds in the case of mortgage-backed securities, and may be volatile and significantly different than projected. The securities that the Company holds may produce large losses instead of the income incorporated into its projections. The impact of changes in the marketplace for these securities on the Company’s results may be magnified because these holdings could be highly leveraged. Additionally, much of the financing the Company will use to hold these securities may be cancelable by its lenders on short notice. If the Company’s lenders cease providing financing to it on favorable terms, it would be forced to liquidate some or all of these securities, possibly at a substantial loss, which could harm the Company’s financial condition, results of operations and business prospects.

A material difference between the assumptions used in the determination of the value of the Company’s residual interests and its actual experience could harm its financial position.

As of September 30, 2004, the value on the Company’s balance sheet of its residual interests from securitization transactions was $207.3 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions the Company uses. It is extremely difficult to validate the assumptions the Company uses in valuing its residual interests. In the future, if the Company’s actual experience differs materially from these assumptions, its cash flow, financial condition, results of operations and business prospects could be harmed.

New legislation could restrict the Company’s ability to make mortgage loans, which could harm its earnings.

Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of the Company’s activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower’s ability to finance the points and fees charged in connection with the borrower’s loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of the Company’s loan production. This would effectively preclude the Company from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, the Company’s lenders and secondary market buyers refused to finance or purchase its Georgia loans. As a result, the Company was forced to cease providing mortgages in Georgia until the law’s amendment a few months later.

Similar laws have gone into effect in New Jersey, New Mexico and Massachusetts, that have impacted the Company’s ability to originate loans in those states. Moreover, some of the Company’s competitors who are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from the Company and other lenders. For example, the Office of the Comptroller of the Currency issued regulations effective January 7, 2004 that preempt state and local laws that seek to regulate mortgage lending practices by national banks. Passage of such state and local laws could increase compliance costs and reduce fee income and origination volume, all of which would harm the Company’s results of operations, financial condition and business prospects.

The Company is no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could harm the Company’s earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans the Company originates.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans and, until July 2003, the Company relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, like the Company, which are not federally chartered depository institutions, federal preemption that federally chartered depository institutions enjoy. However, in September 2002, the OTS released a new rule that reduced the scope of the Parity Act preemption and, as a result, the Company is no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The elimination of this federal preemption has required the Company to comply with state restrictions on prepayment penalties. These restrictions prohibit the Company from charging any prepayment penalty in six states and limit the amount or other terms and conditions of its prepayment penalties in several other states. This places the Company at a competitive disadvantage relative to financial institutions that continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that the Company is able to offer. This competitive disadvantage could harm the Company’s results of operations, financial condition and business prospects.

The scope of the Company’s lending operations exposes it to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because the Company is authorized to originate mortgage loans in all 50 U.S. states, it must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties have begun to enact laws that restrict subprime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As the Company’s operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program the Company’s technology systems and effectively train its personnel with respect to all of these laws and regulations, thereby potentially increasing the Company’s exposure to the risks of noncompliance with these laws and regulations.

The Company’s failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of licensure;

•	damage to its reputation in the industry;

•	inability to sell or securitize its loans;

•	demands for indemnification or loan repurchases from purchasers of its loans;

•	fines and penalties and litigation, including class action lawsuits; or

•	administrative enforcement actions.

Any of these results could harm the Company’s results of operations, financial condition and business prospects.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase the Company’s borrowing costs and harm the market for whole loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the bank liable for 10% of the plaintiff’s damages. This is the first case the Company knows of in which an investment bank was held partly responsible for violations committed by the bank’s mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, harm the Company’s results of operations, financial condition and business prospects.

If lenders are prohibited from originating loans in the State of Illinois with fees in excess of 3% where the interest rate exceeds 8%, this could force the Company to curtail operations in Illinois.

In March 2004, an Illinois Court of Appeals found that the Illinois Interest Act, which caps fees at 3% for loans with an interest rate in excess of 8%, is not preempted by federal law. This ruling contradicts the view of the Federal Circuit Courts of Appeal, most state courts, the OTS and the Illinois Office of the Attorney General. In November 2004, the Illinois Supreme Court decided to consider an appeal to this case. If this ruling is not overturned, the Company may reduce operations in Illinois since it will reduce the return the Company and its investors can expect on higher risk loans. Moreover, as a result of this ruling, plaintiffs are filing actions against lenders, including the Company, seeking various forms of relief as a result of any fees received in the past which exceeded the applicable thresholds. Any such actions, if decided against the Company, could harm its results of operations, financial condition and business prospects.

High delinquencies or losses on the mortgage loans in the Company’s securitizations may decrease its cash flows or impair its ability to sell or securitize loans in the future.

Loans the Company makes to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans it makes to borrowers with better credit. Most of the Company’s loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that the Company’s underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. The Company continues to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows the Company receives through residual interests and from its securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce the Company’s ability to sell or securitize loans in the future. Any such reduction in the Company’s cash flows or impairment in its performance could harm its results of operations, financial condition and business prospects.

The Company’s interest only loans may have a higher risk of default than its fully-amortizing loans.

During the nine months ended September 30, 2004, originations of interest only loans totaled $5.7 billion, or 18.6%, of total originations. These interest only loans require the borrowers to make monthly payments only of accrued interest for the first 24, 36 or 120 months following origination. After such interest only period, the borrower’s monthly payment is recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. The interest only feature may reduce the likelihood of prepayment during the interest only period due to the smaller monthly payments relative to a fully-amortizing mortgage loan. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made on such mortgage loans for an extended period following origination, if the borrower defaults, the unpaid principal balance of the related mortgage loan will be greater than otherwise would be the case, increasing the risk of loss in that situation.

The loss of the Company’s exemption under the Investment Company Act would harm the Company and the market price of its shares of common stock and its ability to make distributions to its stockholders.

The Company is not currently regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and the Company intends to operate so as to not become regulated as an investment company under the Investment Company Act. For example, the Company intends to qualify for an exemption under the Investment Company Act that is available to companies that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, the Company intends to invest at least 55% of its assets in mortgage loans or mortgage-related assets securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of its assets in mortgages, mortgage-related assets, securities, securities of REITs and other real estate-related assets. As of September 30, 2004, 69% of the Company’s assets consisted of mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans and another 26% of its assets were invested in mortgages, mortgage-related assets, securities of REITs and other real estate-related assets.

If the Company fails to qualify for that exemption, it may be required to restructure its activities. For example, if the market value of the Company’s investments in equity securities were to increase by an amount that caused less than 55% of its assets to be invested in mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans, it might have to sell equity securities in order to qualify for an exemption under the Investment Company Act. In the event the Company must restructure its activities, its results of operations, financial condition and business prospects could be harmed.

The Company’s inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could harm its financial position.

The net cash proceeds received from loan sales consist of the premiums the Company receives on sales of loans in excess of the outstanding principal balance, plus the cash proceeds it receives from securitizations structured as sales, minus the discounts on loans that it has to sell for less than the outstanding principal balance. If the Company is unable to originate loans at a cost lower than the cash proceeds realized from loan sales, its results of operations, financial condition and business prospects could be harmed.

The Company’s credit facilities are subject to margin calls based on the lender’s opinion of the value of its loan collateral. An unanticipated large margin call could harm the Company’s liquidity.

The amount of financing the Company receives under its credit facilities depends in large part on the lender’s valuation of the mortgage loans that secure the financings. Each such facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures the Company’s outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require the Company to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could harm the Company’s liquidity, results of operations, financial condition and business prospects.

The Company faces intense competition that could harm its market share and its revenues.

The Company faces intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the subprime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than the Company is willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including subprime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase subprime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could harm the overall investor perception of the subprime mortgage industry.

Certain large finance companies and conforming mortgage originators also originate subprime mortgage loans to customers similar to the borrowers the Company serves. Competitors with lower costs of capital have a competitive advantage over the Company. In addition, establishing a wholesale lending operation such as the Company’s requires a relatively small commitment of capital and human resources. This low barrier to entry permits new competitors to enter the Company’s markets quickly and compete with the Company’s wholesale lending business. If these competitors are able to attract some of the Company’s key employees and disrupt the Company’s broker relationships, it could harm the Company’s results of operations, financial condition and business prospects.

Some thrifts, national banks and their operating subsidiaries are also expanding their subprime mortgage lending activities. By virtue of their charters, these institutions are exempt from complying with many of the state and local laws that affect the Company’s operations. For example, they are permitted to offer loans with prepayment charges in many jurisdictions where the Company cannot. If more of these federally chartered institutions are able to use their preemptive ability to provide more competitive pricing and terms than the Company can offer, it could harm the Company’s results of operations, financial condition and business prospects. The Company may also be forced to expand its operations at a pace that does not allow it to attract a sufficient number of employees with the capability to ensure it is in compliance with the numerous complex regulations applicable to its business as well as to enable the Company to provide high quality customer service and this could harm its results of operations, financial condition and business prospects.

In addition, to the extent the Company must purchase mortgage loans or mortgage-related assets from third parties, it must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than it does. As a result, the Company may not be able to acquire sufficient mortgage-related assets with favorable yields over its borrowing costs, which could harm its results of operations, financial condition and business prospects.

The intense competition in the subprime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, the Company may be required to make significant changes to its current wholesale and retail structures and information systems to compete effectively. The Company’s inability to continue enhancing its current Internet capabilities, or to adapt to other technological changes in the industry, could harm its results of operations, financial condition and business prospects.

The Company’s hedging strategies may not be successful in mitigating its risks associated with interest rates.

The Company uses various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect it completely. When rates change, the Company expects to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, the Company may enter into hedging transactions in connection with its holdings of mortgage-backed securities and government securities with respect to one or more of its assets or liabilities. The Company’s hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. At the present time, the Company intends to primarily use Euro Dollar futures contracts and interest rate swap agreements to manage the interest rate risk of its portfolio of adjustable-rate mortgages; however, the Company’s actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from its currently anticipated hedging strategy. Any significant decrease in interest rates could result in a significant margin call, which would require the Company to provide the counterparty with additional cash collateral. Any such margin call could harm the Company’s liquidity, results of operations, financial condition and business prospects.

The Company cannot assure you that its use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which the Company will incur losses after accounting for its derivative financial instruments. The derivative financial instruments the Company selects may not have the effect of reducing its interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase the Company’s risk and losses. In addition, hedging strategies involve transaction and other costs. The Company cannot assure you that its hedging strategy and the derivatives that it uses will adequately offset the risk of interest rate volatility or that its hedging transactions will not result in losses, and such losses could harm the Company’s results of operations, financial condition and business prospects.

Complying with REIT requirements may limit the Company’s ability to hedge interest rate risk effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit the Company’s ability to hedge mortgage-backed securities and government securities and related borrowings. Under these provisions, the Company’s aggregate gross income from qualified hedges (which generally include certain financial instruments used to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets”), together with any other income from certain non-qualifying sources, is limited to not more than 25% of its gross income. In addition, the Company must limit its aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources to not more than 5% of its annual gross income. For the taxable years beginning on or after January 1, 2005, the Company must meet certain additional identification and other requirements for hedges to be qualified hedges, and qualified hedges generally will be excluded from income in applying the foregoing 5% test. As a result, the Company might in the future have to limit its use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of the Company’s hedging activities or leave it exposed to greater risks associated with changes in interest rates than it would otherwise want to bear, which could harm its results of operations, financial condition and business prospects.

A decline in the quality of servicing could lower the value of the Company’s residual interests and its ability to sell or securitize loans and could harm the cash flows from its on-balance sheet securitizations.

In March 2001, the Company sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of its servicing portfolio, which consisted of 25 separate asset-backed securities. In October 2002, the Company re-established its servicing platform. However, Ocwen continues to service the mortgage loans underlying the Company’s residual interests in transactions closed prior to 2003. Poor servicing and collections by third-party servicers could harm the value of the Company’s residual interests and its ability to sell or securitize loans, which could harm the Company’s results of operations, financial condition and business prospects. Likewise, poor servicing by the Company’s own servicing operation could harm the cash flows from its on-balance sheet securitizations, could hamper its ability to sell or securitize loans and could harm its results of operations, financial condition and business prospects.

The complex federal, state and municipal laws governing loan servicing activities could increase the Company’s exposure to the risk of noncompliance.

The Company services loans originated on a nationwide basis. Therefore, it must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions pertaining to loan servicing, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As the Company’s servicing operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program the Company’s technology systems and effectively train its personnel with respect to all of these laws and regulations, thereby potentially increasing the Company’s exposure to the risks of noncompliance with these laws and regulations. The Company’s failure to comply with these laws could lead to, among other things: (i) civil and criminal liability, including potential monetary penalties; (ii) legal defenses delaying or otherwise harming the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transactions; (iii) class action lawsuits; and (iv) administrative enforcement actions. This could harm the Company’s results of operations, financial condition and business prospects.

The Company is subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and its employees.

When the Company originates mortgage loans, it relies heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of the Company’s employees, the Company generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and the persons and entities involved are often difficult to locate and it is often difficult to collect any monetary losses that the Company has suffered from them.

The Company has controls and processes designed to help it identify misrepresented information in its loan origination operations. The Company cannot assure you, however, that it has detected or will detect all misrepresented information in its loan originations.

The Company may be subject to fines or other penalties based upon the conduct of its independent brokers.

The mortgage brokers from which the Company obtains loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability on parties that take assignments of such loans. Recently, for example, the United States Federal Trade Commission, or FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, the Company may be subject to fines or other penalties based upon the conduct of its independent mortgage brokers.

Changes in the volume and cost of loans originated by the Company’s Wholesale Division may decrease its loan production and decrease its earnings.

The Company depends primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of its wholesale mortgage loans, which constitute the majority of its loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with the Company. The Company competes with these lenders for the independent brokers’ business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of the Company’s wholesale loans, which could harm its results of operations, financial condition and business prospects.

If many of the Company’s borrowers become subject to the Servicemembers Civil Relief Act of 2003, the Company’s cash flows from its residual securities and its securitizations structured as financings may be harmed.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of the borrower’s mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in the Company’s securitized pools who are subject to the Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to the Act is significant, the cash flows the Company receives from loans underlying its on-balance sheet securitizations and from its residual interests would be reduced, which could cause the Company to reduce the carrying value of its residual interests and would decrease its earnings. In addition, the Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in the Company’s cash flows or impairment in its performance could harm its results of operations, financial condition and business prospects.

The inability to attract and retain qualified employees could significantly harm the Company’s business.

The Company depends on its wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. The Company believes that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager is no longer employed by the Company, there is an increased likelihood that other members of his or her team will leave the Company’s employ as well. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If the Company is unable to attract or retain a sufficient number of skilled account executives at manageable costs, it will be unable to continue to originate quality mortgage loans that it is able to sell for a profit, which would harm its results of operations, financial condition and business prospects.

An interruption in or breach of the Company’s information systems may result in lost business.

The Company relies heavily upon communications and information systems to conduct its business. Any failure or interruption or breach in security of the Company’s information systems or the third-party information systems on which it relies could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. The Company is required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of its information systems could result in regulatory action and litigation against the Company. The Company cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by the Company or the third parties on which it relies. The occurrence of any failures or interruptions could harm the Company’s results of operations, financial condition and business prospects.

The success and growth of the Company’s business will depend upon its ability to adapt to and implement technological changes.

The Company’s mortgage loan origination business is currently dependent upon the Company’s ability to effectively interface with its brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer-expected conveniences that are cost-efficient to the Company’s process. In addition, the Company recently implemented a new loan origination system. Implementing and becoming proficient with the new loan origination system and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of the Company’s new loan origination system or other new technology will be successful. To the extent that the Company becomes reliant on any particular technology or technological solution, the Company may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of its competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update, or (iv) becomes subject to third-party claims of copyright or patent infringement. Any failure to acquire technologies or technological solutions when necessary could limit the Company’s ability to remain competitive in its industry and could also limit its ability to increase the cost-efficiencies of its operating model, which would harm its results of operations, financial condition and business prospects.

The Company may be required to repurchase mortgage loans or indemnify investors if it breaches representations and warranties, which could harm its earnings.

When the Company sells loans, it is required to make customary representations and warranties about such loans to the loan purchaser. The Company’s whole loan sale agreements require it to repurchase or substitute loans in the event it breaches a representation or warranty given to the loan purchaser or makes a misrepresentation during the mortgage loan origination process. In addition, the Company may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, the Company is required to repurchase or substitute loans if it breaches a representation or warranty in connection with its securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to the Company against the originating broker or correspondent. Further, if a purchaser enforces its remedies against the Company, it may not be able to enforce the remedies it has against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm the Company’s cash flow, results of operations, financial condition and business prospects.

The Company is exposed to risk of environmental liabilities with respect to properties to which it takes title.

In the course of the Company’s business, it may foreclose and take title to residential properties and could be subject to environmental liabilities with respect to these properties. The Company may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, the Company may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If the Company ever becomes subject to significant environmental liabilities, its cash flow, results of operations, financial condition and business prospects could be harmed.

If the Company does not manage its growth effectively, its financial performance could be harmed.

In recent years, the Company has experienced rapid growth that has placed, and will continue to place, certain pressures on its management, administrative, operational and financial infrastructure. As of December 31, 2000, the Company had approximately 1,500 employees and by September 30, 2004, it had approximately 4,900 employees. Many of these employees have a limited understanding of the Company’s systems and controls. The increase in the size of the Company’s operations may make it more difficult for the Company to ensure that it originates quality loans and that it services them effectively. The Company will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase its market share. At the same time, the Company will need to continue to upgrade and expand its financial, operational and managerial systems and controls.

Various factors may cause the market price of the Company’s common stock to become volatile, which could harm the Company’s ability to access the capital markets in the future.

The market price of the Company’s common stock may experience fluctuations that are unrelated to its operating performance. In particular, the market price of the Company’s common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for the Company to access the capital markets through additional secondary offerings of its common stock, regardless of its financial performance, and such difficulty may preclude the Company from being able to take advantage of certain business opportunities or meet its obligations, which could, in turn, harm the Company’s results of operations, financial condition and business prospects.

The Company may change its policies in ways that harm its financial condition or results of operations.

The Company’s investment and financing policies and its policies with respect to other activities, including its growth, debt capitalization, distributions, REIT status and operating policies are determined by its board of directors. The Company’s board of directors may change these policies at any time without a vote of the Company’s stockholders. A change in these policies might harm the Company’s financial condition, results of operations or business prospects.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase the Company’s costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the NYSE have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including the Company. These rules and regulations could also make it more difficult for the Company to attract and retain qualified executive officers and members of its board of directors, particularly to serve on its audit committee.

Risks Related to the Company’s Common Stock

The Company’s stock price and trading volume may be volatile, which could result in substantial losses for its stockholders.

The market price of the Company’s common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in the Company’s common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the Company’s share price or result in fluctuations in the price or trading volume of its common stock include:

•	general market and economic conditions;

•	actual or anticipated changes in the Company’s future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by the Company or its competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of its competitors;

•	developments in the mortgage lending industry or the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company’s market;

•	fluctuations in its quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel; and

•	actions by institutional stockholders.

If the market price of the Company’s common stock declines significantly, you may be unable to resell your common stock at or above the offering price. The Company cannot assure you that the market price of its common stock will not fluctuate or decline significantly, including a decline below the offering price, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

The Company has not established a minimum distribution level and it may not have the ability to make distributions to you in the future.

The Company intends to make quarterly distributions to its stockholders beginning in the fourth quarter of 2004 and to distribute to its stockholders all or substantially all of its REIT taxable income, without regard to the dividends paid deduction and excluding net capital gains, in each year. The Company has not established a minimum distribution level and it may not be able to make distributions. In addition, some of the Company’s distributions may include a return of capital. All distributions will be made at the discretion of the Company’s board of directors and will depend on the Company’s earnings, its financial condition, maintenance of its REIT status and other factors as its board of directors may deem relevant from time to time. The Company cannot predict its ability to make distributions to you in the future.

Future sales of shares of the Company’s common stock, including shares of common stock by its insiders, may depress the price of its common stock.

Any sales of a substantial number of shares of the Company’s common stock, including sales by the Company’s directors or officers or the perception that those sales might occur, may cause the market price of its common stock to decline. The Company is unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following any sale by insiders.

The Company’s board of directors may authorize the issuance of additional shares that may cause dilution and may depress the price of the Company’s common stock.

The Company’s charter permits the Company’s board of directors, without your approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of the Company’s common stock could be substantially dilutive to your shares and may depress the price of the Company’s common stock.

Future offerings of debt securities, which would be senior to the Company’s common stock in liquidation, or equity securities, which would dilute the Company’s existing stockholders’ interests and may be senior to its common stock for the purposes of distributions, may harm the market price of the Company’s common stock.

In the future, the Company will seek to access the capital markets from time to time by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. The Company will not be precluded by the terms of its charter documents from issuing debt or equity securities. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could harm its ability to make expected distributions to stockholders and in an increased risk of default on its obligations. If the Company were to liquidate, holders of its debt and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of its available assets before the holders of its common stock. Additional equity offerings by the Company may dilute your interest in the Company or reduce the market price of your shares of its common stock, or both. The Company’s preferred stock, if issued, could have a preference on distribution payments that could limit its ability to make a distribution to you. Because the Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing or nature of its future offerings. Further, market conditions could require the Company to accept less favorable terms for the issuance of its securities in the future. Thus, you will bear the risk of the Company’s future offerings reducing the market price of your shares of the Company’s common stock and diluting your interest in the Company.

Tax Risks Related to the Company’s Status as a REIT

Your investment has various federal income tax risks.

The Company strongly urges you to consult with your own tax advisor concerning the effects of federal, state and local income tax law on an investment in the Company’s common stock and on your individual tax situation.

The Company may be unable to comply with the requirements applicable to REITs or compliance with such requirements could harm its financial condition.

The Company intends to qualify as a REIT under the Internal Revenue Code, which will afford it significant tax advantages. The requirements for this qualification, however, are highly technical and complex and the Company’s management has limited experience in operating a REIT. Even a technical or inadvertent mistake could jeopardize the Company’s REIT status. The determination that the Company qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within the Company’s control. For example, to qualify as a REIT, at least 75% of the Company’s gross income must come from real estate sources and 95% of its gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. The Company is subject to various limitations on its ownership of securities, including a limitation that the value of its investment in taxable REIT subsidiaries, including the Predecessor Entity and its subsidiaries, cannot exceed 20% of its total assets. In addition, at the end of each calendar quarter, at least 75% of the Company’s assets must be qualifying real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause the Company to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements (for example, interests in other mortgage loan portfolios or mortgage-related assets) but are not part of the Company’s overall business strategy and might not otherwise be the best investment alternative for the Company. Moreover, the Company may be unable to acquire sufficient qualifying REIT assets, due to its inability to obtain adequate financing or otherwise, in which case it may fail to qualify as a REIT.

To qualify as a REIT, the Company must distribute to its stockholders with respect to each year at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). After-tax earnings generated by the Company’s taxable REIT subsidiaries and not distributed to the Company are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that the Company satisfies this distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax if the actual amount that it pays out to its stockholders in a calendar year is less than a minimum amount specified under federal tax laws. The Company could be required to seek to borrow funds on a short-term basis even if conditions are not favorable for borrowing, or to sell loans from its portfolio potentially at disadvantageous prices, to meet the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. These alternatives could harm the Company’s financial condition and could reduce amounts available to originate mortgage loans.

If the Company fails to qualify or remain qualified as a REIT, its distributions will not be deductible by it, and it will be subject to federal income tax on its taxable income. This would substantially reduce the Company’s earnings, its cash available to pay distributions and your yield on your investment in its stock. The Company would not be required to make any distributions to stockholders. The resulting tax liability, in the event of the Company’s failure to qualify as a REIT, might cause it to borrow funds, liquidate some of its investments or take other steps that could negatively affect its operating results. Moreover, if the Company’s REIT status is terminated because of its failure to meet a technical REIT requirement or if the Company voluntarily revokes its election, it generally would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

The Company may not qualify as a REIT if the value of its investment in its taxable REIT subsidiaries exceeds 20% of the value of its total assets at the close of any calendar quarter.

To qualify as a REIT, not more than 20% of the value of the Company’s total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter, subject to a 30-day “cure” period following the close of the quarter and, for taxable years beginning on or after January 1, 2005, subject to certain relief provisions even after the 30-day cure period. The Company’s taxable REIT subsidiaries, including the Predecessor Entity and its subsidiaries, conduct a substantial portion of the Company’s business activities, including a majority of its loan origination and servicing activities. Under the Company’s current business plan, it expects to accumulate a significant amount of earnings in its taxable REIT subsidiaries. The Company will monitor the value of its investment in the Predecessor Entity and its other taxable REIT subsidiaries in relation to its other assets to comply with the 20% asset test.

There cannot be complete assurance that the Company will be successful in that effort. In certain cases, the Company may need to borrow from third parties to acquire additional qualifying REIT assets or increase the amount and frequency of dividends from its taxable REIT subsidiaries in order to comply with the 20% asset test. Moreover, there can be no assurance that the Internal Revenue Service will not disagree with those determinations. If the Internal Revenue Service determines that the value of the Company’s investment in the Predecessor Entity and other taxable REIT subsidiaries was more than 20% of the value of the Company’s total assets at the close of any calendar quarter, it could lose its REIT status.

The company will incur excess inclusion income that will increase the tax liability of its stockholders.

Excess inclusion income that is allocated to the Company’s tax-exempt stockholders will be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it generally will be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. stockholders will not be able to offset such income with net operating losses.

Excess inclusion income may be generated if the company issues debt obligations with two or more maturities and the terms of the payments on these obligations bear a relationship to the payments that the company received on its mortgage loans or mortgage-backed securities securing those debt obligations. To date, the company has engaged in non-REMIC collateralized mortgage obligation, or CMO, securitizations. These CMO securitizations have been structured so that these borrowings will give rise to excess inclusion income, and it is possible that future CMO securitizations will be structured in a similar manner. The company may also enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if the company defaults on its obligations. Excess inclusion income could also result if the company were to hold a residual interest in a real estate mortgage investment conduit, or REMIC. Finally, the company may invest in equity securities of other REITs and it is possible that the company might receive excess inclusion income from those investments. The amount of excess inclusion income in any given year from these activities, transactions and investments could be significant.

The Company’s use of taxable REIT subsidiaries may affect the price of its common stock relative to the stock price of other REITs.

Following the Company’s election to be taxed as a REIT, it will conduct a substantial portion of its mortgage loan origination and servicing activities through one or more taxable REIT subsidiaries and possibly one or more qualified REIT subsidiaries. Taxable REIT subsidiaries are corporations subject to corporate-level tax. This REIT/taxable REIT subsidiary structure may cause the market to place a lower value on the Company’s common stock than the stock of other publicly-traded REITs, which may not use taxable REIT subsidiaries as extensively as the Company plans to following its election to be taxed as a REIT.

Even if the Company qualifies as a REIT, the income earned by its taxable REIT subsidiaries will be subject to federal income tax and the Company could be subject to an excise tax on non-arm’s-length transactions with its taxable REIT subsidiaries.

The Company’s taxable REIT subsidiaries, including the Predecessor Entity and its subsidiaries, expect to earn income from activities that are prohibited for REITs, and will owe income taxes on the taxable income from these activities. For example, the Company expects that the Predecessor Entity and its subsidiaries will earn income from the Company’s loan origination and sales activities, as well as from other origination and servicing functions, which would generally not be qualifying income for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT. The Predecessor Entity and its subsidiaries will be taxable as C corporations and will be subject to federal, state and local income tax at the applicable corporate rates on their taxable income, notwithstanding the Company’s qualification as a REIT.

In the event that any transactions between the Company and the Predecessor Entity and its subsidiaries are not conducted on an arm’s-length basis, the Company could be subject to a 100% excise tax on certain amounts from such transactions. The Company believes that all such transactions will be conducted on an arm’s-length basis, but there can be no assurance that the Internal Revenue Service will not successfully contest the arm’s-length nature of such transactions or that the Company will otherwise be able to avoid application of the 100% excise tax. Any such tax could affect the Company’s overall profitability and the amounts of distributions to its stockholders.

The Company may, at some point in the future, borrow funds from one or more of its corporate subsidiaries. Although any such intercompany borrowings will be structured so as to constitute indebtedness for all tax purposes, no assurance can be given that the Internal Revenue Service will not challenge such arrangements, in which case the borrowing may be recharacterized as a dividend distribution to the Company by its subsidiary. Any such recharacterization may cause the Company to fail one or more of the REIT requirements.

Complying with REIT requirements might cause the Company to forego otherwise attractive opportunities, including certain acquisitions.

In order to qualify as a REIT for U.S. federal income tax purposes, the Company must satisfy tests concerning, among other things, its sources of income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its stock. The Company may also be required to make distributions to its stockholders at disadvantageous times or when it does not have funds readily available for distribution. Thus, compliance with REIT requirements may cause the Company to forego opportunities, including certain acquisitions, it would otherwise pursue.

The tax imposed on REITs engaging in “prohibited transactions” will limit the Company’s ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. The Company might be subject to this tax if it were to sell a loan or securitize the loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, the Company may choose not to engage in certain sales of loans other than through its taxable REIT subsidiaries and may limit the structures it utilizes for its securitization transactions even though such sales or structures might otherwise be beneficial for the Company. In addition, this prohibition may limit the Company’s ability to restructure its portfolio of mortgage loans from time to time even if it believes it would be in its best interest to do so. However, the sales of loans the Company expects to make from the Predecessor Entity and its subsidiaries following the merger will not be subject to this prohibited transaction tax since the Predecessor Entity and its subsidiaries will be taxable REIT subsidiaries.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities and government securities could result in a failure to comply with REIT gross income or assets tests.

When purchasing mortgage-backed securities and government securities, the Company may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm the Company’s REIT qualification and result in significant corporate level tax.

The Company may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.

The Company’s business may be harmed by changes to the laws and regulations affecting it, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm the Company and its stockholders, potentially with retroactive effect.

Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions. The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the market price of the Company’s common stock or what the effect will be. Dampened investor perception of the Company’s common stock would also make it difficult for the Company to raise additional capital in the capital and secondary markets.

In addition, legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date hereof, it is not possible to predict with any certainty whether any such legislation will be enacted.

Other Risks Related to the Company

The stock ownership limit imposed by the Company’s charter may inhibit market activity in the Company’s stock and may restrict the Company’s business combination opportunities.

In order for the Company to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of its capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the Company’s first REIT taxable year. The Company’s charter, with certain exceptions, authorizes its directors to take such actions as are necessary and desirable to preserve the Company’s qualification as a REIT and provide that, unless exempted by the Company’s board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of the Company’s capital stock. The Company’s directors also have authority under the Company’s charter to impose a similar ownership limitation as to any separate class or series of preferred stock it may issue in the future. The Company’s board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Internal Revenue Code. The Company’s charter also prohibits anyone from buying shares if the purchase would result in the Company losing its REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the Company:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on its books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares; and

•	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by the Company.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

(1)	the price paid by the transferee;

(2)	if the transferee did not purchase the excess shares, the closing price for the shares on the national securities exchange on which the Company’s common stock is listed or quoted on the day of the event causing the shares to be held in trust; or

(3)	the price received by the trustee from the sale of the shares.

This ownership limit could delay or prevent a transaction or a change in the Company’s control that might involve a premium price for its common stock or otherwise be in your best interest and may result in the entrenchment of the Company’s board of directors and management regardless of performance.

The Company has entered into employment agreements with some of its executive officers that provide them with benefits in the event their employment is terminated following a change of control.

The Company has entered into employment agreements with members of its senior executive management team, including Messrs. Cole, Morrice, Gotschall, Flanagan and Rank and Ms. Dodge. These employment agreements provide the executives with severance benefits if their employment ends under specified circumstances following a change in control. The Company may choose not to enforce, or to enforce less vigorously, its rights under these agreements because of its desire to maintain its ongoing relationship with the individuals involved. In addition, the severance benefits could increase the cost to a potential acquirer of the Company and thereby prevent or discourage a change of control that might involve a premium price for your shares or otherwise be in your best interest.

Certain provisions of Maryland law and the Company’s charter and bylaws could hinder, delay or prevent a change in control of the Company.

Certain provisions of Maryland law and the Company’s charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of the Company, and may have the effect of entrenching its management and members of its board of directors, regardless of performance. These provisions include the following:

•	Classified board of directors. The Company’s board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of the Company’s directors make it more difficult for a third party to gain control of its board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of the Company’s board of directors.

•	Removal of directors. Under the Company’s charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the Company’s stockholders generally in the election of directors.

•	Number of directors, board vacancies, term of office. Under the Company’s bylaws, the Company has elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise by the case, and until his or her successor is elected and qualified.

•	Limitation on stockholder requested special meetings. The Company’s bylaws provide that the Company’s stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance notice provisions for stockholder nominations and proposals. The Company’s bylaws require advance written notice for the Company’s stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of the Company’s stockholders. This bylaw provision limits the ability of the Company’s stockholders to make nominations of persons for election as directors or to introduce other proposals unless the Company is notified in a timely manner prior to the meeting.

•	Exclusive authority of the Company’s board to amend its bylaws. The Company’s bylaws provide that its board of directors has the exclusive power to adopt, alter or repeal any provision of the Company’s bylaws or to make new bylaws. Thus, the Company’s stockholders may not effect any changes to its bylaws.

•	Preferred stock. Under the Company’s charter, the Company’s board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of the Company’s stockholders.

•	Duties of directors with respect to unsolicited takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership limit. In order to preserve the Company’s status as a REIT under the Internal Revenue Code, the Company’s charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the Company’s outstanding common or preferred stock unless its board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. The Company’s board of directors has adopted a resolution exempting it from this statute. However, the Company’s board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between the Company and other persons.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one tenth or more but less than one third, one third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The Company’s bylaws contain a provision exempting acquisitions of its shares from the Maryland Control Share Acquisition Act. However, the Company’s board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any of the Company’s control shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

DESCRIPTION OF CAPITAL STOCK

The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted. (See “Description of our capital stock” in the Company’s Prospectus dated September 30, 2004, incorporated herein by reference.)

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.

SELLING STOCKHOLDER

Fredric J. Forster is a member of the Company’s Board of Directors and has been a member of the Predecessor Entity’s Board of Directors since 1997. As of the date of this Prospectus, Mr. Forster beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act 38,217 shares of Common Stock. Pursuant to this Prospectus, Mr. Forster may offer from time to time up to 15,000 shares of Common Stock for sale. Following the sale of all shares that may be so offered and assuming no other change in the beneficial ownership of the Company’s Common Stock by Mr. Forster after the date of this Prospectus, Mr. Forster would beneficially own 53,217 shares of Common Stock. Mr. Forster does not own more than 1% of the Company’s outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

The Company is registering the Shares on behalf of the Selling Stockholder. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholder (or his donees or pledgees).

The purpose of this Prospectus is to permit the Selling Stockholder, if he desires, to offer for sale and sell up to 15,000 shares of Common Stock at such times and at such places as the Selling Stockholder chooses.

The decision to sell any Common Stock is within the discretion of the holders thereof, subject to the Company’s general policies affecting the timing and manner of sale of Common Stock by its affiliates. There can be no assurance that any of the Shares will be sold by the Selling Stockholder.

The Selling Stockholder is free to offer and sell his Shares at such times, in such manner and at such prices as he shall determine. The Selling Stockholder has advised the Company that sales of the Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of the Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder has advised the Company that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholder.

The Selling Stockholder may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholder is an “affiliate” of the Company within the meaning of the rules and regulations under the Securities Act and may not offer or sell the Shares unless such offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act. Upon such offers and sales, such person may be deemed to be an “underwriter” as that term is defined in Section 2(11) of the Securities Act. Persons through whom such person may sell may also be deemed to be underwriters. State laws may also limit resales in certain circumstances.

Under Section 16(b) of the Exchange Act, any person who is a beneficial owner of more than ten percent (10%) of any equity security of the Company registered under the Exchange Act (such as the Company’s Common Stock), or an officer or director of the Company (as these terms are defined in applicable rules), may be liable to the Company for profit realized from any purchase and sale (or any sale and purchase) of any equity security (which term includes derivative securities, such as options) of the Company within a period of less than six months, irrespective of the intention on the part of such person in entering the transaction. In determining ownership of the Company’s Common Stock, such person will be required to include certain shares issuable on exercise of options or warrants or upon conversion of convertible securities.

The Selling Stockholder is advised to consult with his own counsel as to his status as an “affiliate” of the Company and as to the applicability of Section 16(b) of the Exchange Act to any sale of Shares.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of the Predecessor Entity and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December

31, 2003 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of the Company and subsidiary as of August 31, 2004, has been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The supplemental consolidated financial statements of the Company and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the supplemental consolidated financial statements includes a paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of a wholly-owned subsidiary of the Company with and into the Predecessor Entity on October 1, 2004, which has been accounted for similar to a pooling of interests.

AVAILABLE INFORMATION

The Company is subject to certain informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the NYSE.

Pursuant to Rule 429 under the Securities Act, this Prospectus constitutes part of the Registration Statement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Copies of the Registration Statement, with exhibits, may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus in connection with the offering described herein. If given or made, no such other information or representations can be relied upon. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus nor any sale made hereunder create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

TABLE OF CONTENTS

15,000 Shares NEW CENTURY FINANCIAL CORPORATION COMMON STOCK
PROSPECTUS February 4, 2005

EXPLANATORY NOTE

On September 15, 2004, the stockholders of New Century Financial Corporation, a Delaware corporation (the “Predecessor Entity”), approved the restructuring of its business to allow it to operate as a real estate investment trust. The restructuring included the earlier formation of the Company, which was renamed “New Century Financial Corporation,” became the publicly-traded parent company of the Predecessor Entity and succeeded to and continues to operate, directly or indirectly, substantially all of the prior business of the Predecessor Entity. The Company has assumed the Option Agreements, and each right to receive a share of the Predecessor Entity’s common stock pursuant to the Option Agreements has been converted into the right to receive one share of Common Stock of the Company.

This Registration Statement on Form S-8 is being filed by the Company with the Securities and Exchange Commission (the “Commission”) and relates to up to 75,000 shares of Common Stock, that may be offered and sold pursuant to the Option Agreements. The foregoing Reoffer Prospectus relates to up to 15,000 shares of Common Stock that may be offered and sold from time to time by Fredric J. Forster (the “Selling Stockholder” named therein), who has acquired such shares pursuant to the Forster Option Agreement.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities Act Rule 428(b)(1).

I-1

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company or the Predecessor Entity, as applicable, filed with the Commission are incorporated herein by reference:

(a)	The Company’s Prospectus dated September 30, 2004, filed with the Commission pursuant to Securities Act Rule 424(b), which includes audited financial statements of the Predecessor Entity as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and the consolidated balance sheet for the Company as of August 31, 2004;

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on October 14, 2004, which included the supplemental consolidated financial statements of the Company and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Commission on November 9, 2004;

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 3, 2005, January 13, 2005, January 7, 2005, January 5, 2005, December 29, 2004, December 23, 2004, December 22, 2004, December 7, 2004, December 2, 2004, November 17, 2004, November 4, 2004, November 2, 2004, October 26, 2004, October 8, 2004, October 6, 2004, October 5, 2004 and October 1, 2004;

(e)	The Predecessor Entity’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with Commission on March 15, 2004, as amended by Form 10-K/A filed with the Commission on April 13, 2004;

(f)	The Predecessor Entity’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 20, 2004, June 30, 2004 and March 31, 2004, filed with the Commission on November 9, 2004, August 9, 2004 and May 10, 2004, respectively;

(g)	The Predecessor Entity’s Current Reports on Form 8-K, filed with the Commission on December 23, 2004, November 4, 2004, October 26, 2004, October 6, 2004, October 5, 2004, October 1, 2004, September 27, 2004, September 15, 2004, September 10, 2004, September 1, 2004, August 17, 2004, August 2, 2004, July 20, 2004, July 13, 2004, July 2, 2004, June 28, 2004, June 17, 2004, June 1, 2004 (as amended July 7, 2004), May 20, 2004, April 7, 2004 and January 14, 2004; and

(h)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to the Exchange Act on September 30, 2004 (which incorporates such description from the Company’s Registration Statement on Form S-4, initially filed with the Commission on April 22, 2004, and as subsequently amended, including any form of the prospectus contained therein filed by the Company pursuant to Rule 424 under the Securities Act, which description is also incorporated herein by reference), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the “MGCL,” requires a corporation (unless its charter provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant maintains directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page II-7, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 4, 2005.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 4, 2005

/s/ PATTI M. DODGE Patti M. Dodge	Director, President and Chief Executive Officer	February 4, 2005

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President, Chief Operating Officer and Director	February 4, 2005

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman—Finance and Director	February 4, 2005

/s/ HAROLD A. BLACK Harold A. Black	Director	February 4, 2005

/s/ FREDRIC J. FORSTER Fredric J. Forster	Director	February 4, 2005

/s/ DONALD E. LANGE Donald E. Lange	Director	February 4, 2005

/s/ WILLIAM J. POPEJOY William J. Popejoy	Director	February 4, 2005

/s/ MICHAEL M. SACHS Michael M. Sachs	Director	February 4, 2005

/s/ TERRENCE P. SANDVIK Terrence P. Sandvik	Director	February 4, 2005

/s/ RICHARD A. ZONA Richard A. Zona	Director	February 4, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Nonqualified Stock Option Agreement by and between New Century Financial Corporation and Fredrick J. Forster dated as of September 30, 1998.

4.2	Equalization Stock Option Agreement by and between New Century Financial Corporation and Edward F. Gotschall dated as of April 7, 1997. (A form of agreement was filed as Exhibit 10.13 to the Predecessor Entity’s Registration Statement on Form S-1/A (Registration No. 333-25483) filed with the Commission on June 2, 1997 and incorporated herein by this reference.)

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (opinion re legality).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated January 21, 2004, with respect to the Predecessor Entity’s consolidated financial statements.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated September 8, 2004, with respect to the Company’s consolidated balance sheet.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated October 11, 2004, with respect to the Company’s supplemental consolidated financial statements.

23.4	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).